Exhibit 99.1

PRESS CUTTING	cityPROFILE

The Evening Standard

02 May 2007

Naked truth of why US drug firm chose AIM

SIMON ENGLISH

AN illegal trading strategy dubbed “naked shorting” that is sweeping Wall Street has led an American drug company to choose London over New York as a venue to float.

Cardio Vascular BioTherapeutics, which believes it has developed a heart drug that could save millions of lives, will reveal plans to list, on AIM — the Alternative Investment Market — later this week.

CVBT is looking to raise up to £15 million to fund the next stage of its pioneering work.

That the San Diego-based company has chosen AIM instead of Nasdaq is being seen as a coup for the London junior market, which was recently derided as a “casino” by senior US regulators.

One reason given by CVBT for its decision is the phenomenon of so-called “naked shorting” which has devastated the share prices of scores of smaller companies in the United States lately.

Naked shorting involves brokers selling stock they do not own and do not borrow to cover the position, thus artificially boosting the supply of shares and crushing prices.

Although highly illegal, it is increasingly widespread. Lawsuits claiming billions of dollars in damages have been filed against major Wall Street houses.

CVBT chief executive Dan Montano said: “Naked shorting has been illegal since 1934, but hedge funds and others have learned how to game the system. The laws are just not enforced.”

He added: “We could have gone anywhere we wanted and raised money. But our analysis told us that London is the best place for our investors and our company.”

The feisty Montano, a former investment banker who co-founded CVBT nine years ago, is not lacking in confidence. “In my opinion we have a drug which is going to become the biggest medical breakthrough of the century. We are at the point where we need to finance phase two of the trials,” he said.

Management plan to sell around 15% of the company.

The drug enables the heart and other tissues to generate blood vessels and accelerate self-healing.

Said Montano: “So far the results have been, modestly speaking, phenomenal. This could become a success that makes Microsoft look like a sob story.”